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                         SCOTTISH RE CLOSES $850 MILLION
                      REGULATION XXX RESERVE SECURITIZATION

HAMILTON, Bermuda--February 11, 2005--Scottish Re Group Limited (NYSE: SCT), a
global life reinsurance specialist, announced today that it has closed an offering of $850 million of 30-year maturity securities from its newly formed, wholly-owned subsidiary Orkney Holdings, LLC. Proceeds from this innovative transaction will fund certain regulatory reserves associated with level premium term life insurance policies (commonly referred to as Regulation XXX reserves)
reinsured by Scottish Re (U.S.), Inc. between January 1, 2000 and December 31,
2003. The securities are guaranteed by MBIA Insurance Corporation with respect to the timely payment of interest and ultimate payment of principal.

In this transaction, Scottish Re (U.S.) coinsured a block of business to a South
Carolina domiciled, indirectly owned captive insurance company, Orkney Re.
Scottish Re contributed initial surplus to capitalize Orkney Re and Orkney
Holdings, and paid an initial reinsurance premium to Orkney Re. The proceeds from the issuance will also be contributed to Orkney Re over time and the securities will be serviced from dividends paid by Orkney Re to Orkney Holdings.
The transaction was structured such that the securities have recourse only to
Orkney Holdings, and not to any other entity of Scottish Re.

Scott Willkomm, the President and CEO of Scottish Re Group Limited, noted that this is the first securitization of excess reserves arising from Regulation XXX to be completed for a reinsurance company and the first to lock in certainty of funding, as well as a fixed cost for the entire life of the transaction.

Mr. Willkomm added, "While it has been common practice in the industry to rely on short-term collateral solutions, Scottish Re has structured a permanent solution that successfully matches the long-term requirements imposed by
Regulation XXX. This transaction, as well as the Stingray Pass-Through Trust, the HSBC collateral facility, and our syndicated credit facility, provide
Scottish Re with attractively priced collateral to fully support the reserve strain associated with all of our Regulation XXX business written through the end of 2004 for the duration of the business."

The securities are rated "AAA" from Standard & Poor's and "Aaa" from Moody's and as a result of the absence of recourse to Scottish Re or its affiliates, both
Standard & Poor's and Moody's will exclude Orkney Holdings' debt from Scottish
Re's financial leverage, coverage, and operating ratios. Goldman Sachs was the sole structuring agent and lead bookrunner for the transaction and Vining Sparks acted as co-manager.

Contact:
--------

Michael Baumstein
SVP, Corporate Finance
704-752-6702

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About Scottish Re
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Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland,
Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include
Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.),
Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings,
A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A-
(strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated
A- (excellent) by A.M. Best. Additional information about Scottish Re Group
Limited can be obtained from its Web site, www.scottishre.com.